UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Coder, Douglas B.
   8711 East Pinnacle Park Road
   #127

   Scottsdale, AZ  85255
2. Issuer Name and Ticker or Trading Symbol
   Catalyst International, Inc. (CLYS)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   11/97
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     355,137        D  Direct
Common Stock                                                                                     286,240        I  by Partnership
Common Stock                                                                                     36,271         I  by Spouse
Common Stock                                                                                     110,498        I  by Trust

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $2.7500         04/28/97       A         546                               04/28/97     04/28/07
(right to buy)
Non-Qualified Stock Option     $2.7500         04/28/97       A         10,000                            04/28/97     04/28/07
(right to buy)
Non-Qualified Stock Option     $4.3125         07/21/97       A         348                               07/21/97     07/21/07
(right to buy)
Non-Qualified Stock Option     $5.2500         11/07/97       A     V   286                               11/07/97     11/07/07
(right to buy)
Non-Qualified Stock Option     $5.3750         10/24/97       A     V   279                               10/24/97     10/24/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     04/28/97  Common Stock                   546                                     D   Direct
(right to buy)
Non-Qualified Stock Option     04/28/97  Common Stock                   10,000                    10,546        D   Direct
(right to buy)
Non-Qualified Stock Option     07/21/97  Common Stock                   348                       348           D   Direct
(right to buy)
Non-Qualified Stock Option     11/07/97  Common Stock                   286                       286           D   Direct
(right to buy)
Non-Qualified Stock Option     10/24/97  Common Stock                   279                       279           D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Sean P. McGowan
    For: Douglas B. Coder
DATE